Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM
We have issued our reports dated February 19, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Silica Holdings, Inc. on Form 10-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said reports in the Registration Statements of U.S. Silica Holdings, Inc. on Form S-3 (File Nos. 333-210238 and 333-213870) and Form S-8 (File Nos. 333-179480 and 333-204062).

/s/ Grant Thornton LLP

Houston, Texas
February 19, 2019